EXHIBIT 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Jim Easter	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	913-362-6984	212-836-9608
	www.layne.com	www.theequitygroup.com

WEDNESDAY, JUNE 5, 2013

LAYNE CHRISTENSEN REPORTS FIRST QUARTER FISCAL 2014
FINANCIAL RESULTS

●	Revenues for Q1 FY 2014 declined to $226.4 million from $271.8 million in Q1 FY 2013

●	Net loss for Q1 FY 2014 was $23.8 million, or $1.22 per share, compared to net income of $3.7 million, or $0.19 per share for Q1 FY 2013

●
Q1 FY 2014 was significantly impacted by losses at Geoconstruction, higher corporate expenses, primarily from the Company’s move to Texas, and substantial quarter-over-quarter reductions in Mineral Exploration revenues and profitability

●	Heavy Civil produced substantial quarter-over-quarter operating improvement

●	One Layne collaboration has produced over $100 million of project work and $1.1 billion of potential projects

●	As of April 30, 2013, cash and equivalents were $27.2 million, long-term debt, excluding current maturities, was $85.8 million, and stockholders’ equity was $390.3 million ($19.69 per share)

Financial Data	Three Months		%
(000's, except per share data)	4/30/13	4/30/12	Change
Revenues
--Water Resources	$44,412	$56,194	(21.0)
--Inliner	30,280	34,368	(11.9)
--Heavy Civil	73,840	72,871	1.3
--Geoconstruction	21,587	24,205	(10.8)
--Mineral Exploration	54,404	81,622	(33.3)
--Energy Services	1,793	1,445	24.1
--Other	4,933	1,731	185.0
--Intersegment eliminations	(4,803)	(671)	615.8
Total revenues	$226,446	$271,765	(16.7)
Net (loss) income from continuing operations attributable to
Layne Christensen Company	$(24,196)	$4,394	(650.7)
Diluted (loss) income per share - continuing operations	$(1.24)	$0.22	(663.6)

Net (loss) income attributable to
Layne Christensen Company	$(23,779)	$3,749	(734.3)
Diluted (loss) income per share	$(1.22)	$0.19	(742.1)

“Our year-over-year comparisons were down, impacted by losses at Geoconstruction, higher corporate expenses, including costs related to our headquarters consolidation to The Woodlands, TX, and reduced profits at Mineral Exploration. However, we are pleased with our sequential quarterly progress as we operate in an environment that is distinctly different from last year. When compared to Q4 FY 2013, profits in Q1 FY 2014 improved at Water Resources, Inliner, Heavy Civil and Mineral Exploration. We expect that our performance will improve as the year progresses. The headwinds at Geoconstruction are abating, and we are beginning to book new projects at this division; we expect our efforts in this regard will begin to manifest in Q3 FY 2014. We are very pleased with the significant improvement at Heavy Civil, where revenues rose and our segment losses narrowed substantially.  We continue to expect that Heavy Civil will return to profitability by mid-calendar 2013. Inliner continued to produce good results and we expect this business will demonstrate further growth in FY 2014. Mineral Exploration operated profitably despite a sluggish global commodities market. Although we believe that this market will be soft for most of FY 2014, we are taking the necessary steps to maintain profitability at this business until the industry recovers. The growth of our Energy Services Division continues, as evidenced by higher quarter-over-quarter revenues and the launch of our Water Transfer business in Q1 FY 2014. We expect to introduce additional solutions under our Energy Services banner later this year. We remain committed to the One Layne philosophy of collaboration across divisions; as a result of its adoption, we have won several important projects and we are currently pursuing $1.1 billion of potential projects that leverage and combine the unique skill sets of our division professionals.”

--Rene J. Robichaud, President and Chief Executive Officer

MISSION WOODS, KANSAS, Wednesday, June 5, 2013 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2014 first quarter (Q1 FY 2014) ended April 30, 2013.  A discussion of results of operations by division is presented below.

Revenues in Q1 FY 2014 declined to $226.4 million from $271.8 million in Q1 FY 2013, driven by revenue declines in all divisions except for Heavy Civil and Energy Services.

The net loss for Q1 FY 2014 was $23.8 million, or $1.22 per share, compared to net income of $3.7 million, or $0.19 per share for Q1 FY 2013. Excluding a discrete period non-cash income tax valuation allowance of $8.0 million related to our ability to recognize foreign tax credits from prior years, the net loss attributable to Layne in Q1 FY 2014 would have been $15.8 million, or $0.81 per share.

Cost of revenues for Q1 FY 2014 was $189.6 million, or 83.7% of revenues, compared to $218.9 million, or 80.5% of revenues, in last year’s first quarter.  The increase in the cost as a percentage of revenue for the quarter was primarily in Geoconstruction where late stage work on certain projects generated lower margins and new projects were either delayed or canceled. In Mineral Exploration there was a substantial drop in revenues in the quarter with some delays in getting proportionate cost reductions.

Selling, general and administrative expenses increased 6.4% to $41.9 million for Q1 FY 2014 from $39.4 million in Q1 FY 2013.  The increase was primarily due to the costs associated with the relocation of the Company’s headquarters to The Woodlands, TX of $3.7 million, $1.7 million of overhead expenses at Diberil (which was not consolidated in the prior quarter) and an additional accrual of $1.0 million associated with the FCPA investigation, partially offset by $4.2 million of reduced compensation expenses.

Depreciation and amortization increased 10.6% to $15.3 million in Q1 FY 2014 from $13.8 million in last year’s first quarter.  The increase was primarily the result of $1.1 million of expense associated with the Diberil acquisition.

Equity in (losses) earnings of affiliates declined to $(0.5) million in Q1 FY 2014 from $7.8 million in Q1 FY 2013, the result of the global decline in mineral exploration by our customers, as well as severance costs associated with downsizing at the affiliates.

Interest expense increased to $1.3 million in Q1 FY 2014 from $0.6 million for the same period last year, as a result of increased borrowings to fund operations.

Other income for Q1 FY 2014 consisted primarily of gains on equipment sales.

Income tax expense for continuing operations of $5.8 million was recorded in Q1 FY 2014, compared to $3.3 million tax expense for the same period last year.  The Company had a discrete period non-cash valuation allowance of $8.0 million against its foreign tax credits generated in prior years impacting income tax expense for Q1 FY 2014.  Excluding the discrete item, the effective tax rates for continuing operations for Q1 FY 2014 and Q1 FY 2013 would have been a benefit of 11.9% and an expense of 41.8%, respectively.  The decrease in the effective rate as compared to the prior year was primarily due to the increase in the valuation allowance recorded against foreign tax credit carryovers generated in the current year and the mix of income or loss earned in tax jurisdictions in which the Company conducts its business operations.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments.  A discussion of the results of each segment follows the table.

	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues
Water Resources	$44,412	$56,194
Inliner	30,280	34,368
Heavy Civil	73,840	72,871
Geoconstruction	21,587	24,205
Mineral Exploration	54,404	81,622
Energy Services	1,793	1,445
Other	4,933	1,731
Intersegment Eliminations	(4,803)	(671)
Total revenues	$226,446	$271,765
Equity in (losses) earnings of affiliates
Geoconstruction	$-	$1,932
Mineral Exploration	(481)	5,830
Total equity in (losses) earnings of affiliates	$(481)	$7,762
Income (loss) from continuing operations before income taxes
Water Resources	$(26)	$1,461
Inliner	2,339	1,915
Heavy Civil	(1,493)	(7,336)
Geoconstruction	(5,408)	2,180
Mineral Exploration	1,138	18,632
Energy Services	(566)	(617)
Other	158	672
Unallocated corporate expenses	(13,188)	(8,372)
Interest expense	(1,298)	(574)
Total (loss) income from continuing operations before income taxes	$(18,344)	$7,961

Water Resources Division	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$44,412	$56,194
(Loss) income before income taxes	(26)	1,461

The decrease in Water Resources Division revenues was the result of revenue declines in most areas of the United States, and significantly in our injection well operations in Florida.  In Q1 FY 2014, injection well revenues declined by $4.9 million, due to what we believe is a temporary slowdown in deep injection well drilling projects in Florida.  Lower revenues across the division offset our efforts to reduce overhead costs, producing the slight loss for the quarter.

The backlog in the Water Resources Division was $55.5 million as of April 30, 2013, compared to $63.1 million as of January 31, 2013.

Inliner Division	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$30,280	$34,368
Income before income taxes	2,339	1,915

Lower revenues at Inliner were due to a number of projects that reached the final stages of completion.  Third party sales of lining products to contractors have continued their positive trend, and were up $1.6 million for the quarter.

Despite lower revenues, income before income taxes improved 22.1%, reflecting the resolution of final contingencies on certain projects and the impact of the third party product sales.

The backlog in the Inliner Division rose to $68.9 million as of April 30, 2013 from $66.2 million as of January 31, 2013.

Heavy Civil Division	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$73,840	$72,871
Loss before income taxes	(1,493)	(7,336)

Heavy Civil revenues rose in Q1 FY 2014 due to the inclusion of the previously announced Islamorada project, offsetting planned reductions in our other operations as we complete legacy projects and pursue higher margin opportunities.

The loss for the division narrowed substantially, driven by higher margin new business, the completion of low margin legacy projects, and gains on the sale of excess equipment.  Heavy Civil continues to analyze its expenses to determine efficiencies and reduce overhead costs.

The backlog in the Heavy Civil Division was $357.4 million as of April 30, 2013, compared to $395.7 million as of January 31, 2013.

Geoconstruction Division	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$21,587	$24,205
(Loss) income before income taxes	(5,408)	2,180
Equity in earnings of affiliate	-	1,932

Revenues at Geoconstruction included the acquisition of the remaining interest of Diberil, the consolidation of which contributed $9.0 million in revenue in Q1 FY 2014.  The positive revenue impact of consolidating Diberil was offset by a work stoppage on a project site in South America that delayed approximately three weeks worth of production, and lower U.S. revenue as a number of projects have been cancelled or delayed in the first quarter.

The unexpected project cancellations and delays in the U.S., and work stoppage in South America, led to a divisional loss of $5.4 million for the quarter.  Geoconstruction is beginning to book new projects, the impact of which should be realized beginning in Q3 FY 2014.

The backlog in the Geoconstruction Division was $41.5 million as of April 30, 2013, compared to $41.5 million as of January 31, 2013.

Mineral Exploration Division	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$54,404	$81,622
Income before income taxes	1,138	18,632
Equity in (losses) earnings of affiliates, included in above earnings	(481)	5,830

Mineral exploration revenues decreased 33.3% in Q1 FY 2014 as compared to last year.  Results were down across most operations in the division, most significantly in Africa.  The division continues to experience the impact of the downturn in global exploration that was evident during the second half of FY 2013, as well as the impact of slowdowns in certain countries in Africa due to political unrest.  Earnings decreased 93.9% quarter over quarter as fixed and semi-variable costs could not be reduced proportionately with the decline in revenues.  During Q1 FY2014, the division also incurred an additional accrual of $1.0 million associated with the FCPA investigation.

Equity in (losses) earnings of affiliates experienced a change of (108.3%) in the quarter as compared to last year.  The affiliates have also experienced the same market slowdown as our wholly-owned operations, and have incurred large severance charges as they downsize their workforce to reflect the decrease in mining activity.

In response to the lower revenues, the division has aggressively moved to control and reduce costs, which allowed the division to remain profitable despite the downturn.

Energy Services	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$1,793	$1,445
Loss before income taxes	(566)	(617)

Although still in its start-up phase, revenues at the Energy Services Division rose 24.1% in Q1 FY 2014.  The Company expects continuing growth as the year progresses, with a target of achieving a $20 million annual revenue run rate by fiscal year end.

Other	Three Months
	Ended April 30,
(in thousands)	2013	2012
Revenues	$4,933	$1,731
Income before income taxes	158	672

Other revenues and income before income taxes are primarily from small specialty and purchasing operations.  Although the majority of the revenues are eliminated between segments, the operations produce positive earnings from third party sales and purchasing discounts.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $13.2 million for the three months ended April 30, 2013, compared to $8.4 million for the same period last year. Approximately $3.7 million of the increase is due to the expenses related to the relocation of the Company’s headquarters to The Woodlands, TX.  Management expects costs related to this relocation to approximate $12.5 million in FY 2014.  Also included in higher corporate costs for Q1 FY 2014 was an increase of $1.0 million in legal and professional fees.

Credit Agreement Amendment

On June 4, 2013, the Company and its lenders amended the $300 million Credit Agreement to provide covenant relief.  The amendment suspended the minimum fixed charge coverage ratio and the maximum leverage ratio covenants for the fiscal quarters ending July 31 and October 31, 2013.  These covenants will be reinstated at their original levels beginning with the fiscal quarter ending January 31, 2014.  The Credit Agreement was also amended to temporarily add minimum EBITDA and maximum capital expenditure covenants on a quarterly and fiscal year to date basis.  The minimum EBITDA covenant applies through October 31, 2013, while the maximum capital expenditure covenant applies through January 31, 2014.  The amendment also modified the definition of adjusted EBITDA to exclude up to $3,000,000 per quarter of relocation expenses related to the move of the Company’s headquarters to The Woodlands, TX.  In connection with the amendment, the Company and its domestic subsidiaries granted liens on substantially all of their assets, subject to certain exceptions, including a pledge of up to 65% of the equity interests in their first-tier foreign subsidiaries, to secure the Company’s obligations under the Credit Agreement.  The term of the agreement was not changed.

Prior to the amendment of the Credit Agreement, the Company also maintained a private shelf agreement whereby it could issue up to $150 million of unsecured notes before July 8, 2021.  In connection with the Credit Agreement amendment, the shelf agreement was terminated.

Conference Call

Rene Robichaud, President & CEO, and James R. Easter, Chief Financial Officer, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters.  Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International).  The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months
	Ended April 30,
	(unaudited)
(in thousands, except per share data)	2013	2012
Revenues	$226,446	$271,765
Cost of revenues (exclusive of depreciation and
amortization shown below)	(189,555)	(218,885)
Selling, general and administrative expenses	(41,944)	(39,414)
Depreciation and amortization	(15,263)	(13,803)
Equity in (losses) earnings of affiliates	(481)	7,762
Interest expense	(1,298)	(574)
Other income	3,751	1,110
(Loss) income before income taxes	(18,344)	7,961
Income tax expense	(5,783)	(3,325)
Net (loss) income from continuing operations	(24,127)	4,636
Net income (loss) from discontinued operations	417	(645)
Net (loss) income	(23,710)	3,991
Net income attributable to noncontrolling interests	(69)	(242)
Net (loss) income attributable to Layne Christensen Company	$(23,779)	$3,749

Earnings per share information attributable to
Layne Christensen shareholders:
Basic (loss) income per share - continuing operations	$(1.24)	$0.23
Basic income (loss) per share - discontinued operations	0.02	(0.04)
Basic (loss) income per share	$(1.22)	$0.19

Diluted (loss) income per share - continuing operations	$(1.24)	$0.22
Diluted income (loss) per share - discontinued operations	0.02	(0.03)
Diluted (loss) income per share	$(1.22)	$0.19

Weighted average shares outstanding - basic	19,543	19,472
Dilutive stock options and nonvested shares	-	342
Weighted average shares outstanding - dilutive	19,543	19,814

	As of
	April 30,	January 31,
(in thousands)	2013	2013
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$27,177	$27,242
Working capital, including current maturities of long term debt	108,391	125,079
Total assets	791,708	812,226
Total long term debt, excluding current maturities	85,785	96,539
Total Layne Christensen Company stockholders' equity	390,343	412,737

Common shares issued and outstanding	19,824	19,818